August 29, 2005

Mr. William Keiper

Re: Chief Executive Officer and President Employment Agreement

Dear Will:

Upon execution by you, this letter will constitute your employment agreement (this “Agreement”) with Hypercom Corporation (the “Company”).

1.	Term. This Agreement will be effective as of 12:01 p.m. on August 29, 2005 and will expire on August 28, 2010 unless mutually extended by the parties in writing.

2.	Position with the Company. During the term of this Agreement, you will serve as Chief Executive Officer and President of the Company. You will faithfully and diligently perform all duties commensurate with this position, including those duties directed by the Company’s Board of Directors (the “Board”), as well as those set forth in the Company’s Bylaws that relate to such positions. The Company acknowledges that you are currently a member of the boards of directors of JDA Software Group, Inc., Zones, Inc., and Smith Micro Software, Inc.

3.	Compensation. You will receive the following compensation for your services during the term of your employment:

(a)	You will receive a base salary at an annual rate of four hundred thousand dollars ($400,000), prorated for time worked in any given year (the “Base Salary”) provided that such Base Salary shall be subject to increase but not decrease at the discretion of the Board. The Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)	Your target annual bonus compensation shall be one hundred percent (100%) of your then-current Base Salary for each year during the term of this Agreement (including a pro-rated bonus for the current fiscal year), if the Company achieves the annual Performance Goals, as defined below, and as solely determined by the Board; provided that you may be entitled to receive annual bonus compensation in an aggregate amount up to one hundred and fifty percent (150%) of your then-current base salary for each year during the term of this Agreement if the Board deems it consistent with the achievement of the Performance Goals for such year. The Performance Goals, and the percentage of bonus compensation tied to each, will be specifically defined by the Board in its sole discretion, but will likely include some or all of the following: revenue growth, gross margin, earnings per share, market share growth and development of the organization (the “Performance Goals”). The determination as to whether the Company has achieved the Performance Goals will be made by the Board in its sole and reasonable discretion, and the bonus will be paid to you within five (5) business days following such determination.

(c)	Effective upon your execution of this Agreement, the Board will grant to you 50,000 shares of restricted common stock pursuant to the Company’s Long-Term Incentive Plan. Such shares will be owned by you effective immediately upon the date of the grant, provided, however, that if you are no longer employed by the Company on August 28, 2006 for any reason other than your death, this grant may be forfeited upon the Board’s discretion and any taxes paid by the Company on your behalf shall be repaid. The Company shall make an additional payment (the “Gross-up Payment”) to you equal to 44.55% of any excise tax imposed under any federal, state and local income and employment tax and excise tax imposed upon the Gross-up Payment as a result of the restricted stock award (but not on the cash so paid). Any Gross-up Payment to be paid pursuant to this Agreement shall be payable by the Company upon thirty (30) days written notice of the payment and amount due. The Company acknowledges that you are a resident of California for state income tax purposes for purposes of this subsection 3(c) and any other appropriate provision of this Agreement.

(d)	Effective upon your execution of this Agreement the Board will grant to you one hundred thousand (100,000) shares of restricted common stock of the Company pursuant to the Long-Term Incentive Plan restricted by achievement of the Performance Goals to be established by the Board for fiscal years 2006 and 2007, as follows: (i) fifty percent (50%) of the restricted common stock, or fifty thousand (50,000) shares of common stock, will vest based upon substantial achievement of 2006 Performance Goals as determined by the Board and (ii) the remaining fifty percent (50%) of the restricted common stock or fifty thousand (50,000) shares of common stock will vest based upon substantial achievement of 2007 Performance Goals as determined by the Board; provided, however, that if the Board, in its review of the Performance Goals, determines that you achieved a personal rating of one hundred percent (100%) or higher in either fiscal year 2006 or 2007, the entire one hundred thousand (100,000) shares of restricted common stock granted pursuant to this subsection (d) shall vest. If either or both of the 2006 or 2007 Performance Goals are not fully and completely achieved, the proportion of the restricted common stock which shall vest pursuant to this subsection 3(d) shall be determined in the Board’s sole discretion taking into account the Performance Goals achieved for such year, in both quantitative and qualitative degree. The Company will also provide to you a Gross-up Payment in connection with the restricted common stock grant (but not on the cash so paid) pursuant to this subsection 3(d).

(e)	Effective upon your execution of this Agreement, the Board will grant to you an option to purchase one hundred thousand (100,000) shares of common stock of the Company (the “Option”) pursuant to the Company’s Long-Term Incentive Plan with a per share exercise price equal to the fair market value of the per share price of the common stock on the date of grant. The Option shall vest and be fully exercisable immediately upon the execution of this Agreement with respect to twenty-five percent (25%) of the number of shares subject to the Option. The remaining seventy-five percent (75%) of the Option shall vest in equal monthly installments over a period of thirty six (36) months from the effective date of this Agreement. The Option is intended to be treated as an “incentive stock option” to the maximum extent permitted under the Internal Revenue Code of 1986, as amended.

(f)	You covenant and agree that, as soon as practicable but in no event more than three (3) years from the date of this Agreement, you will beneficially own, hold and retain, for the duration of this Agreement including any extension or amendment related thereto, shares of common stock of the Company equal in value to your Base Salary for such given year (the “Minimum Ownership”); provided, however, that this covenant shall not be construed to require you to purchase shares of the Company’s common stock on the open market for the sole purpose of achieving the Minimum Ownership. You also covenant and agree that you will not sell or dispose of, or cause anyone else to sell or dispose of, any common stock of the Company that you have received (i) as a result of this Agreement or (ii) pursuant to any other Company compensation, until and unless you have achieved (and will continue to maintain following such sale or disposition) the Minimum Ownership.

(g)	You will be eligible, but not entitled, to receive additional grants of restricted capital stock of the Company and additional options to purchase common stock of the company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

(h)	You will be eligible, but not entitled, to receive such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board’s Compensation Committee.

(i)	The Company will provide you with housing reimbursement in connection with your business travel to the Company’s headquarters in Phoenix in a reasonable amount to be determined by the Board, provided, however, that such reimbursement will be in an amount comparable to the cost of a standard room at the Sheraton Crescent Hotel located in Phoenix, Arizona and shall only apply to housing costs incurred while residing in Phoenix, Arizona on business.

(j)	For each week during the term of this Agreement, the Company will provide you with a reasonable allowance for one round-trip airline ticket from Oakland or San Francisco, California to Phoenix, Arizona (or comparable destinations), and back, consistent with the terms of the Company’s travel policies then in effect for executive officers.

(k)	In the event that you decide to move to Phoenix, Arizona from your current residence, the Company will provide you with a full executive moving package to be determined by the Board. If you resign for any reason, except as a result of a Change of Control as defined in the Definitions section, attached hereto, within twelve (12) months of the date of reimbursement for the move, you must reimburse the Company the full amount of the moving package granted pursuant to this section.

(l)	You may participate in any pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are, and remain, eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan).

(m)	You will be permitted to take vacations and sick leave in accordance with the Company’s policies and procedures as in effect for officers of the Company.

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures. Without limitation, such expenses include reasonable costs for a cellular telephone and Blackberry and other comparable wireless communications devices.

5.	Termination for Cause or by Voluntary Resignation.

(a)	The Company may terminate you for Cause, as defined below. Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be.

(b)	For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement or otherwise failed to satisfactorily discharge your duties, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged with or convicted of a felony, or (v) have engaged in activities or omissions that are detrimental to the well-being of the Company.

6.	Death or Disability.

(a)	Except as provided in this subsection 6(a), no salary or benefits shall be payable under this Agreement following the date of your death. In the event of your death, any Base Salary earned by you up to the date of your death, as well as any unreimbursed expenses or Gross-up Payment, shall be paid to your estate or named beneficiary within a reasonable time following your death. In addition, the title to (i) such restricted common stock granted pursuant to subsection 3(c) hereof and (ii) any other restricted common stock not governed by a conflicting agreement, the vesting of which is contigent upon continued employment with the Company shall immediately pass to your estate or named beneficiary.

(b)	If during the term of this Agreement you become so disabled or incapacitated by reason of any physical or mental illness or any substance or chemical dependency which renders you unable to perform the services required of you pursuant to this Agreement for a continuous period of three (3) months, then, at the option of the Board, this Agreement will terminate at the end of such three (3) month period, provided that during such period of disability, incapacity or incapacity, you will be paid your Base Salary and expenses otherwise payable to you.

(c)	In the event of your death or termination pursuant to subsection 6(b), for a period of eighteen (18) months from the date of your death or such termination, the Company will pay for COBRA benefits (or the equivalent) due you or your estate.

7.	Termination by the Company Other than for Cause.

(a)	In the event that you are terminated without Cause within twelve (12) months from the effective date of this Agreement, you will be entitled to immediately receive an amount equal to two (2) years of Base Salary. In the event that you are terminated without Cause after twelve (12) months from the effective date of this Agreement, you will be entitled to immediately receive an amount equal to one (1) year of Base Salary. Upon any termination without Cause, (i) such restricted common stock granted pursuant to subsection 3(c) hereof and any other restricted common stock not governed by a conflicting agreement, the vesting of which is contigent upon continued employment with the Company shall immediately vest, and (ii) all your options to purchase common stock of the Company, the exercise price of which is less than the then fair market value of such common stock upon the date of termination, shall immediately vest (the “Vested Options”). You shall have the later of (i) ninety (90) days from the date of your termination or (ii) the expiration date of such options to exercise the Vested Options; provided, however, that if your termination without Cause and subsequent acceleration of all of a portion of your Vested Options under this subsection 7(a) were to occur pursuant to, or immediately prior to, a Change in Control and, would cause a charge to the Company’s earnings, then the Board shall have discretion to offer you a consulting position in lieu of accelerating your Vested Options during which consulting period your options would continue to vest as if you had not been terminated, as deemed appropriate by the Board.

(b)	For a period of eighteen months from the date of your termination without Cause, the Company will pay for the COBRA benefits due you. For purposes of this Agreement, the date of termination of employment without Cause shall be the date specified in a written notice of termination to you.

(c)	Notwithstanding the above, at all times under the terms of this Section 7, the lump sum portion of your payments must be paid no later than the date that is two and one-half months after the end of the later of (i) the Company’s fiscal year, or (ii) the calendar year, in which the payments are no longer subject to a substantial risk of forfeiture, as determined in accordance with the guidance promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

8.	Resignation Following Change of Control.

If, after a Change of Control, as defined in the Definition section, attached hereto, you resign for Good Reason within the 60-day period following the last event that constitutes Good Reason, and the Change of Control occurs within thirty-six (36) months from the effective date of this Agreement, you will receive

(a)	Payment equal to two (2) years Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 15 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

In the event that you resign for Good Reason, following a Change of Control, and the Change of Control occurs after thirty six (36) months from the effective date of this Agreement, you will receive:

(a)	Payment equal to one (1) year Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 15 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

Notwithstanding the above, at all times under the terms of this Section 8, the lump sum portion of your payments must be paid no later than the date that is two and one-half months after the end of the later of (i) the Company’s fiscal year, or (ii) the calendar year, in which the payments are no longer subject to a substantial risk of forfeiture, as determined in accordance with the guidance promulgated under Section 409A of the Code.

9.	Confidential Information and Non-Disclosure. You hereby agree to execute and deliver to the Company the Hypercom Employee Non-Disclosure Agreement attached hereto in Exhibit A contemporaneously with the execution and delivery of this Agreement.

(a)	You hereby acknowledge and understand that the provisions of the Employee Non-Disclosure Agreement are incorporated into this Agreement.

(b)	You also hereby agree that at any time during your employment with the Company or at any time thereafter, you shall not make, or cause or assist any other person to make, any statement or other communication which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any subsidiary or any of their respective officers, directors, employees products or services.

10.	Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 10, and any purported assignment in violation thereof will be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor this Agreement with such business substituted for the Company as the employer.

11.	Notices. Any notice, election or communication to be given under this Agreement will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attn: General Counsel

If to you:
William Keiper

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

12.	Entire Agreement. Except for the Hypercom Employee Non-Disclosure Agreement attached hereto as Exhibit A to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

13.	Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality.

14.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

15.	Withholding and Release. You hereby acknowledge that you have carefully reviewed the provisions of this Agreement and agree that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any compensation to be provided to you following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) any continuing obligations required by law or provided herein, and (ii) for any continuing obligations of indemnification due you as an officer (or a former officer). Code Section 409A.

16.	Code Section 409A. If any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A.

Very truly yours,

/s/ Norman Stout

Norman Stout

Chairman, Compensation Committee of

Hypercom Board of Directors

ACCEPTED:

/s/ William Keiper
William Keiper

Date: August 29, 2005

Definitions

“Change of Control” means and includes each of the following:

(1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 80% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(3) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent:

(1) you suffer a reduction in position or a material change in your functions, duties or responsibilities;

(2) your annual salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers); or

(3) you are required to reside other than in Maricopa County, Arizona, or in San Francisco, California